UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 SCHEDULE 13G-A
                                 (Rule 13d-102)

             Information Statement Pursuant to Rules 13d-1 and 13d-2
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*

                      Public Service Company of New Mexico
         ---------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
        ----------------------------------------------------------------
                         (Title of Class of Securities)


                                    744499104
                          -----------------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                                Page 1 of 8 Pages

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


-------------------                                            -----------------
CUSIP No. 744499104                   13G                      Page 2 of 8 Pages
-------------------                                            -----------------



--------------------------------------------------------------------------------
1.          NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              President and Fellows of Harvard College
--------------------------------------------------------------------------------
                                                                (a)          [X]
2.          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (b)          [ ]

--------------------------------------------------------------------------------
3.          SEC USE ONLY

--------------------------------------------------------------------------------
4.          CITIZENSHIP OR PLACE OF ORGANIZATION

                     Massachusetts
--------------------------------------------------------------------------------
                   5.   SOLE VOTING POWER
  NUMBER OF                   3,338,600 shares
   SHARES          -------------------------------------------------------------
BENEFICIALLY       6.   SHARED VOTING POWER
  OWNED BY                    ----
    EACH           -------------------------------------------------------------
 REPORTING         7.   SOLE DISPOSITIVE POWER
  PERSON                      3,338,600 shares
   WITH            -------------------------------------------------------------
                   8.   SHARED DISPOSITIVE POWER
                              ----
--------------------------------------------------------------------------------
9.          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                       3,338,600 shares
--------------------------------------------------------------------------------
10.         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES            [ ]
            CERTAIN SHARES*

--------------------------------------------------------------------------------
11.         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                       8.0%
--------------------------------------------------------------------------------
12.         TYPE OF REPORTING PERSON*
                       EP
--------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

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-------------------                                            -----------------
CUSIP No. 744499104                   13G                      Page 3 of 8 Pages
-------------------                                            -----------------



--------------------------------------------------------------------------------
1.          NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              The Harvard University Master Trust Fund
--------------------------------------------------------------------------------
                                                                (a)          [X]
2.          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (b)          [ ]

--------------------------------------------------------------------------------
3.          SEC USE ONLY

--------------------------------------------------------------------------------
4.          CITIZENSHIP OR PLACE OF ORGANIZATION

                     Massachusetts
--------------------------------------------------------------------------------
                   5.   SOLE VOTING POWER
  NUMBER OF                   85,300 shares
   SHARES          -------------------------------------------------------------
BENEFICIALLY       6.   SHARED VOTING POWER
  OWNED BY                    ----
    EACH           -------------------------------------------------------------
 REPORTING         7.   SOLE DISPOSITIVE POWER
  PERSON                      85,300 shares
   WITH            -------------------------------------------------------------
                   8.   SHARED DISPOSITIVE POWER
                              ----
--------------------------------------------------------------------------------
9.          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                       85,300 shares
--------------------------------------------------------------------------------
10.         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES            [ ]
            CERTAIN SHARES*

--------------------------------------------------------------------------------
11.         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                       0.2%
--------------------------------------------------------------------------------
12.         TYPE OF REPORTING PERSON*
                       EP
--------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

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-------------------                                            -----------------
CUSIP No. 744499104                   13G                      Page 4 of 8 Pages
-------------------                                            -----------------



--------------------------------------------------------------------------------
1.          NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              Harvard Charitable Remainder Trust Equity Partnerships
--------------------------------------------------------------------------------
                                                                (a)          [X]
2.          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (b)          [ ]

--------------------------------------------------------------------------------
3.          SEC USE ONLY

--------------------------------------------------------------------------------
4.          CITIZENSHIP OR PLACE OF ORGANIZATION

                     Massachusetts
--------------------------------------------------------------------------------
                   5.   SOLE VOTING POWER
  NUMBER OF                   18,400 shares
   SHARES          -------------------------------------------------------------
BENEFICIALLY       6.   SHARED VOTING POWER
  OWNED BY                    ----
    EACH           -------------------------------------------------------------
 REPORTING         7.   SOLE DISPOSITIVE POWER
  PERSON                      18,400 shares
   WITH            -------------------------------------------------------------
                   8.   SHARED DISPOSITIVE POWER
                              ----
--------------------------------------------------------------------------------
9.          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                       18,400 shares
--------------------------------------------------------------------------------
10.         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES            [ ]
            CERTAIN SHARES*

--------------------------------------------------------------------------------
11.         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                       0.0%
--------------------------------------------------------------------------------
12.         TYPE OF REPORTING PERSON*
                       EP
--------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

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


                                  SCHEDULE 13G
                                  ------------


Item 1(a)   Name of Issuer:
                    Public Service Company of New Mexico

     1(b)   Address of Issuer's Principal Executive Offices:
                    Alvarado Square, Mail Stop 1104
                    Albuquerque, NM  87111

Item 2(a)   Name of Person Filing:
                    (i)      President and Fellows of Harvard College ("P&F")

                    (ii)     The Harvard University Master Trust Fund ("HUMT")

                    (iii) Harvard Charitable Remainder Trust Equity Partnerships ("HCRT")

     2(b)   Address of Principal Business Office or, if none, Residence:
                    (i)      P&F:  c/o Harvard Management Company, Inc.
                                   600 Atlantic Avenue
                                   Boston, MA 02210

                    (ii)     HUMT: 1350 Massachusetts Avenue
                                   Holyoke Center, Room 340
                                   Cambridge, MA  02138

                    (iii)    HCRT: c/o Harvard Management Company, Inc.
                                   600 Atlantic Avenue
                                   Boston, MA 02210

     2(c)   Citizenship:
                    (i)      P&F:  Massachusetts
                    (ii)     HUMT:  Massachusetts
                    (iii)    HCRT:  Massachusetts

     2(d)   Title of Class of Securities:
                    Common Stock

     2(e)   CUSIP Number:
                    744499104

Item 3      If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b):
                    The entities filing are a Group in accordance with Rule 13d-1(b)(l)(ii)(H).


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Item 4      Ownership:

     4(a)   Amount beneficially owned:
                 (i)         P&F:  3,338,600 shares
                 (ii)        HUMT:  85,300 shares
                 (iii)       HCRT:  18,400 shares

     4(b)   Percent of Class:
                 (i)         P&F:  8.0%
                 (ii)        HUMT:  0.2%
                 (iii)       HCRT:  0%

     4(c)   Number of shares as to which such person has:

            (i)  sole power to vote or to direct the vote:
                 (i)         P&F: 3,338,600 shares
                 (ii)        HUMT:  85,300 shares
                 (iii)       HCRT:  18,400 shares

            (ii) shared power to vote or to direct the vote:
                             ---------

            (iii) sole power to dispose or to direct the disposition of:
                 (i)         P&F: 3,338,600 shares
                 (ii)        HUMT:  85,300 shares
                 (iii)       HCRT:  18,400 shares

            (iv) shared power to dispose or to direct the disposition of:
                             --------

Item 5      Ownership of Five Percent or Less of a Class:
                    Not Applicable.

Item 6      Ownership of More than Five Percent on Behalf of Another Person:
                    Not Applicable.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding
            Company:
                    Not Applicable.

Item 8      Identification and Classification of Members of the Group:
                    See Exhibit A.


Item 9      Notice of Dissolution of Group:
                    Not Applicable.

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Item 10     Certification:

            By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                      PRESIDENT AND FELLOWS OF HARVARD COLLEGE


                                      By:  /s/ Verne O. Sedlacek
                                         -------------------------------------
                                         Name:  Verne O. Sedlacek
                                         Title: Authorized Signatory



                                      THE HARVARD UNIVERSITY MASTER TRUST FUND


                                      By:  /s/ Verne O. Sedlacek
                                         -------------------------------------
                                         Name:  Verne O. Sedlacek
                                         Title: Authorized Signatory



                                      HARVARD CHARITABLE REMAINDER TRUST
                                      EQUITY PARTNERSHIPS


                                      By:  /s/ Verne O. Sedlacek
                                         -------------------------------------
                                         Name:  Verne O. Sedlacek
                                         Title: Authorized Signatory


June 9, 1997



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                                    Exhibit A
                                    ---------


      Member of Group                                      Item 3 Classification
      ---------------                                      ---------------------

(1)   President and Fellows of Harvard College                       EP

(2)   The Harvard University Master Trust Fund                       EP

(3)   Harvard Charitable Remainder Trust
      Equity Partnerships                                            EP




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